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                                                                   Exhibit 2(iv)

                              AMENDMENT NUMBER TWO

                                     TO THE

                            STOCK PURCHASE AGREEMENT

     This Amendment Number Two, dated as of April 30, 1996, hereby amends the Stock Purchase Agreement dated as of September 11, 1995 by and among Occidental Chemical Corporation, a New York corporation (the "Seller"), and Phosphate Holding Company Inc., a Delaware corporation (the "Purchaser") as amended by Amendment Number One dated as of October 25, 1995.

     WHEREAS, the Seller and the Purchaser have agreed under Section 2.6 of the Agreement upon the Working Capital as of the Closing Date and the prorations and upon certain modifications to the Stock Purchase Agreement as heretofore amended to reflect the understanding used to arrive at the Working Capital as of the Closing Date.

     NOW THEREFORE, it is hereby agreed as follows:

     Article I. The capitalized terms used in the Stock Purchase Agreement or as revised by Amendment Number One and not otherwise defined herein are used herein as defined in the Stock Purchase Agreement as so amended; provided, however, the capitalized term "Agreement" shall mean the Stock Purchase Agreement as amended by Amendments Number One and Two.

     Article II. The following Sections of the Stock Purchase Agreement shall be amended in the following manner:

Section 1.133      Subpart 3(a) of Section 1.133 shall be deleted in its entirety. Seller agrees to pay WSA an amount equal to all receivables existing at October 31,
                   1995 from Arcadian Corporation under sales arrangements which exist at that date and were not paid by Arcadian Corporation by the date of this Amendment
                   Number Two. If any such receivable which has not been paid by the date hereof are hereafter paid to WSA, Purchaser shall cause WSA to pay Seller all amounts so received.
Section            The Miscellaneous Excluded Assets on Schedule 1.35(xiv) shall be amended to
  1.35(xiv)        delete item 4 "the membership of the Seller in PhosChem". Seller hereby transfers to WSA effective October 31, 1995 its entire right title and interest in its membership in PhosChem subject however to the other provisions of the Agreement. The dues for the months of November and
                   December 1995 are therefore prepaids pursuant to the definition of Working
                   Capital.
                   However, Schedule 1.35(xiv) shall be amended further to include as an
                   Excluded Asset all amounts due to, or held for the account of, Seller or WSA and all amounts payable by Seller or WSA to PhosChem at October 31, 1995 including, but not limited to, (a) the price averaging rebate for the third and fourth quarter of 1995, (b) the price averaging rebate for the second semi-annual period ending December 31, 1995, (c) all amounts retained to discharge claims for sales by Seller or WSA through PhosChem before October
                   31, 1995, and (d) all amounts due by Seller or WSA to PhosChem for a building lease. Purchaser agrees to cause WSA (x) to pay promptly to Seller any amounts received by WSA from PhosChem for these Excluded Assets and (y)
                   to instruct PhosChem to pay such amounts not heretofore received directly to
                   Seller. Seller shall indemnify Purchaser and WSA for liabilities relating to these Excluded Assets.
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     Article III.  Except as specifically modified by this Amendment Number Two, the other terms and conditions of the Stock Purchase Agreement as amended by
Amendment Number One and as modified or waived by agreements in writing signed by both Seller and Purchaser shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment
Number Two to be signed in its corporate name by its duly authorized officer, as of the date first above written.

                                          OCCIDENTAL CHEMICAL CORPORATION

                                          By: /s/
                                             -------------------------------
                                          Name: Fred J. Gruberth
                                          Title: Vice President & Treasurer

                                          PHOSPHATE HOLDING COMPANY, INC.

                                          By: /s/
                                             -------------------------------
                                          Name: John L. M. Hampton
                                          Title: Secretary

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